Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak, President and Chief Executive Officer
(425) 255-4400

First Financial Northwest, Inc. Announces Departure of Director Gerald Edlund and
Appointment of Joseph W. Kiley, III as Director

Renton, Washington – December 31, 2012 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), today announced that Director Gerald Edlund had retired from the Company’s Board of Directors and that Joseph W. Kiley III had been appointed to the Company’s Board of Directors.  In connection with his retirement from the Company’s Board of Directors, Mr. Edlund is also retiring from the Board of Directors of First Savings Bank Northwest (“Bank”), the Company’s financial institution subsidiary.  Mr. Edlund’s retirement is effective December 31, 2012 after serving as a director of the Company since its formation in 2007 and as a director of the Bank since 1985.

 “We are grateful to have had the services of Mr. Edlund,” said Victor Karpiak, Chairman, President and CEO.  “We wish him well in his retirement.”

Mr. Kiley’s appointment to the Board is subject to the approval of the Company’s primary regulatory, the Board of Governors of the Federal Reserve System.  Mr. Kiley has served as President, Chief Executive Officer and a Director of the Bank since September 17, 2012.  Mr. Kiley was hired as President and Chief Executive Officer of the Bank in connection with the Bank’s supervisory agreement with the Federal Deposit Insurance Corporation and the Washington Department of Financial  Institutions  and reflects the Bank’s implementation of recommendations included in a management study specific to the separation of the Chief Executive Officer and Chairman positions at the Bank level.

Joe Kiley stated that, “My appointment reinforces the Company’s commitment to improving its performance with specific emphasis on obtaining release from all regulatory orders improving overall operating efficiencies and revising its strategic business plan, all of which would allow the Company to reinstate the payment of dividends and to evaluate share repurchase alternatives along with other capital management techniques.”

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial

Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.